EXHIBIT 23.1



                               Arthur Andersen LLP







                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS





As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (relating to Georgia Power Capital Trust III Preferred Securities, Georgia Power Company Junior Subordinated Notes and Georgia Power Company Guarantee with respect to Preferred Securities of Georgia Power Capital Trust III) of our reports on Georgia Power Company dated February 12, 1997 included in Georgia Power Company's Form 10-K for the year ended December 31, 1996 and to all references to our firm included in this Registration Statement.



/s/Arthur Andersen LLP



Atlanta, Georgia
May 30, 1997